EXHIBIT 10.33

Cooper Cameron Corporation
Directors’ 2001 Deferred Compensation Plan

Cooper Cameron Corporation, a Delaware Corporation (the “Company”), hereby establishes this Directors’ Deferred Compensation Plan effective as of February 8, 2001, to help attract and retain highly qualified directors by providing deferred compensation in recognition of services performed for the Company over a sustained period of time.

1.    Deferred Compensation Benefit

Each director of the Company who satisfies the eligibility criteria set out in Section 2 hereof shall be entitled to a lump sum payment equal to five times his or her last Annual Board Retainer payable within 30 days of when he or she ceases to serve as a director of the Company.

2.    Eligibility Criteria

In order to qualify for the benefits provided for hereunder, a director must

(a)	serve at least five years as a director of the Company, and

(b)	satisfy any one of the following:

i.      not stand for reelection at the end of a term in compliance with the Company policy of not doing so after reaching age 70 or as a result of not being nominated to do so by the Board of Directors of the Company;

ii.	stand for reelection at the end of a term but fail to be reelected by the stockholders; or

iii.	die while serving as a director.

3.    Nature of the Plan

This Plan is intended to constitute an unfunded, unsecured promise by the Company to pay the Deferred Compensation Benefit to each eligible director (or his or her beneficiary) out of the Company’s general assets. The adoption of this Plan and any setting aside of amounts by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain in the Company, and any eligible recipient of benefit payments hereunder shall have no security or other interest in such funds. Any and all funds which may be set aside shall remain subject to the claims of the general creditors of the Company, present and future. This provision shall not require the Company to set aside any funds, but the Company may set aside such funds if it chooses to do so.

4.    Administration of the Plan

The Vice President, Human Resources shall serve as administrator of the Plan and shall serve at the pleasure of the Board of Directors. The Board shall have the power to appoint any successor administrator. The administrator shall maintain complete and adequate records pertaining to the Plan which shall be necessary or desirable in the proper administration of the Plan.

5.    Amendment and Termination

The Board of Directors may, without the consent of the individual directors or their beneficiaries, amend or terminate the Plan at any time, provided, however, that no such amendment may reduce or otherwise deprive a director or his or her beneficiary of the right to receive the benefits provided for hereunder once the criteria for eligibility are satisfied with respect to such director.

6.    General Provisions

(a)    No Preference over Creditors.    No person eligible for benefits hereunder shall have any preference over the general creditors of the Company in the event of the Company’s insolvency.

(b)    Benefits Not Assignable.    Benefits provided under the Plan may not be assigned or alienated, either voluntarily or involuntarily, other than by will or by the applicable laws of descent and distribution.

(c)    Controlling Law.    THE LAWS OF THE STATE OF TEXAS SHALL CONTROL THE INTERPRETATION AND PERFORMANCE OF THE TERMS OF THE PLAN. THE PLAN IS NOT INTENDED TO QUALIFY UNDER SECTION 401(a) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR TO COMPLY WITH THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED.

EXECUTED as of February 7, 2001.

COOPER CAMERON CORPORATION

By:	/s/ William C. Lemmer

Name:	William C. Lemmer

Title:	Vice President and General Counsel

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